Exhibit 99.1

The St. Joe Company Reports Second Quarter 2019 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--July 31, 2019--The St. Joe Company (NYSE: JOE) (the “Company”) today announced net income for the second quarter of 2019 of $10.4 million, or $0.17 per share, compared with net income of $26.2 million, or $0.41 per share, for the second quarter of 2018. The second quarter of 2018 included a $23.1 million pre-tax benefit from impact fees related to the Company’s 2014 sale of the RiverTown community.

The following information compares the second quarter of 2019 to the second quarter of 2018.

Real Estate Revenue

Real estate revenue for the second quarter of 2018, including the $23.1 million in impact fees, totaled $32.1 million. Excluding the one-time receipt of $23.1 million in 2018 from impact fees related to the Company’s 2014 sale noted above, real estate revenue increased to $15.5 million in 2019 compared to $9.0 million in 2018. The Company transacted 151 residential lots in 2019 as compared to 37 for the same period in 2018.

As of June 30, 2019, the Company had 914 residential homesites under contract, expected to result in revenue of approximately $89.5 million over the next several years. The Company expects 203 of these residential homesites under contract to close in 2019 resulting in approximately $18.6 million in revenue. As of June 30, 2018, the Company had 644 residential homesites under contract, expected to result in revenue of approximately $65.5 million ($5.6 million of which has been realized through June 30, 2019).

Hospitality Revenue

Hospitality revenue increased in 2019 as compared to 2018 by $2.7 million due to an increase in the number of The Clubs by JOE members and membership revenue, an increase in FOOW restaurant revenue and additional revenue from the new WaterColor Store that opened in January 2019. This increase was partially offset by a reduction in golf revenue due to the sale of the Southwood Golf Course in the third quarter of 2018, the temporary closing of the WaterColor Beach Club that is currently under renovation and a decrease in marina revenue due to the damage sustained by Hurricane Michael.

Leasing Revenue

As of June 30, 2019, the Company had under construction 11 commercial projects totaling approximately 127,000 square feet of rentable space, a 124-room hotel, 107 assisted living / memory care units and two apartment communities consisting of a total of 457 units.

Leasing revenue increased by approximately $0.2 million in 2019 as compared to the same period in 2018. This increase was partially offset by a $0.4 million reduction in marina slip rental revenue caused by the closure and planned redevelopment of the Company’s marinas. As of June 30, 2019, the Company’s rentable space consisted of approximately 823,000 square feet, which was 92% leased as compared to approximately 809,000 square feet as of June 30, 2018, which was 89% leased.

Timber Revenue

Timber revenue decreased to $0.7 million in 2019 as compared to $1.9 million in 2018 due to the effects of Hurricane Michael.

Other Operating and Corporate Expenses

Other operating and corporate expenses of $5.1 million remained essentially flat in 2019 as compared to 2018. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company had cash, cash equivalents and investments of $234.7 million as of June 30, 2019, compared to $240.3 million as of December 31, 2018, a decrease of $5.6 million.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “Demand for homes in our residential communities continues to accelerate and we further broaden and diversify our recurring revenue streams with new types of businesses and projects like apartments, select service flagged hotels, assisted living communities and flex space buildings. Our contracted residential homesites at June 30, 2019 increased substantially to 914. Broadening the residential offerings and accelerating the new communities in Bay County based on market demand is resulting in increased builder contracts and higher revenue.”

Most importantly, Mr. Gonzalez added, “In the second quarter, we also announced the execution of the definitive joint venture agreement with Minto Communities for the Latitude Margaritaville Watersound active adult community. The first phase is planned for 3,500 homes and with ground breaking projected by the end of 2019, our residential pipeline is anticipated to continue to increase. As of June 30, 2019, of the 30 projects we announced in our annual report that we intended to initiate development or construction in 2019, we have initiated approximately half of those projects. The remaining projects are in planning or permitting and on schedule to be initiated before the end of the year. This includes the 255-room full serve Embassy Suites hotel at Pier Park with expansive views of the Gulf of Mexico, which we anticipate initiating during the third quarter.”

Financial data schedules included in this press release provide greater detail on business performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the second quarter of 2019 and 2018, respectively.

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)
	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
Real estate revenue	$15.5	$32.1	$20.1	$39.9
Hospitality revenue	15.6	12.9	23.0	19.9
Leasing revenue	3.7	3.5	7.2	6.9
Timber revenue	0.7	1.9	1.3	3.6
Total revenue	35.5	50.4	51.6	70.3
Expenses
Cost of real estate revenue	6.8	3.0	8.7	7.1
Cost of hospitality revenue	9.0	9.4	16.2	16.2
Cost of leasing revenue	1.1	1.2	2.1	2.3
Cost of timber revenue	0.2	0.2	0.3	0.4
Other operating and corporate expenses	5.1	5.0	11.1	11.0
Depreciation, depletion and amortization	2.4	2.3	4.5	4.5
Total expenses	24.6	21.1	42.9	41.5
Operating income	10.9	29.3	8.7	28.8
Investment income, net	2.5	6.0	8.6	9.6
Interest expense	(3.0)	(2.9)	(6.0)	(5.9)
Other income, net	3.3	0.2	5.0	0.5
Income before income taxes	13.7	32.6	16.3	33.0
Income tax expense	(3.4)	(6.5)	(4.1)	(6.3)
Net income	10.3	26.1	12.2	26.7
Net loss attributable to non-controlling interest	0.1	0.1	0.2	0.3
Net income attributable to the Company	$10.4	$26.2	$12.4	$27.0
Net income per share attributable to the Company	$0.17	$0.41	$0.21	$0.42
Weighted average shares outstanding	60,200,534	63,760,022	60,260,488	64,613,298

Summary Balance Sheet (Unaudited)
($ in millions)

	June 30, 2019	December 31, 2018
Assets
Investment in real estate, net	$384.0	$351.0
Cash and cash equivalents	195.6	195.2
Investments – debt securities	2.8	9.0
Investments – equity securities	36.3	36.1
Other assets	61.5	60.3
Property and equipment, net	18.9	12.0
Investments held by special purpose entities	207.1	207.4
Total assets	$906.2	$871.0

Liabilities and Equity
Debt, net	$80.2	$69.4
Other liabilities	58.8	47.4
Deferred tax liabilities, net	48.2	44.3
Senior Notes held by special purpose entity	176.9	176.8
Total liabilities	364.1	337.9
Total equity	542.1	533.1
Total liabilities and equity	$906.2	$871.0
Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)

	June 30, 2019	December 31, 2018
Pier Park North joint venture	$45.6	$46.0
Pier Park Crossings joint venture	23.5	14.3
Community Development District	7.0	6.3
Pier Park outparcel	1.5	1.6
WaterColor Crossings	1.4	1.2
Beach Homes	1.2	--
Total debt, net	$80.2	$69.4
Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Employee costs	$2.0	$1.7	$3.8	$3.5
401(k) contribution	--	--	1.1	1.1
Property taxes and insurance	1.2	1.2	2.4	2.5
Professional fees	1.0	0.8	2.0	1.7
Marketing and owner association costs	0.4	0.3	0.7	0.6
Occupancy, repairs and maintenance	0.2	0.4	0.5	0.5
Other	0.3	0.6	0.6	1.1
Total other operating and corporate expense	$5.1	$5.0	$11.1	$11.0

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter 2019 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding expected revenues from sales of residential homesites; expectations on the reopening of the WaterColor Beach Club; expectations on reopening of the Company’s marinas following Hurricane Michael; our continued cost discipline to maintain an efficient cost structure; timing of new projects in 2019; and our continued progress in our operations, including revenue growth expectations from new projects or phases. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) any reduction in the supply of mortgage loans or tightening of credit markets; (9) our ability to fully recover under claims for losses related to Hurricane Michael; (10) our dependence on the real estate industry and the cyclical nature of our real estate operations; (11) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (12) changes in laws, regulations or the regulatory environment affecting the development of real estate; (13) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (14) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (15) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (16) ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (17) and the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations concentrated in Northwest Florida, which the Company predominantly use, or intend to use, for or in connection with various residential real estate developments, hospitality operations, commercial developments and leasing operations and forestry operations. More information about the Company can be found on its website at www.joe.com.

© 2019, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and “VentureCrossings®” and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com